Exhibit 99.1

AutoZone Authorizes Additional Stock Repurchase

MEMPHIS, Tenn., Sept. 28, 2011 (GLOBE NEWSWIRE) -- AutoZone, Inc. (NYSE:AZO), today announced its Board of Directors authorized the repurchase of an additional $750 million of the Company's common stock in connection with its ongoing share repurchase program. Since the inception of the repurchase program in 1998, and including the above amount, AutoZone's Board of Directors has authorized $11.2 billion.

"AutoZone's continued strong financial performance allows us to repurchase our stock while maintaining our investment grade credit ratings," said Bill Giles, Executive Vice President, Chief Financial Officer, Information Technology and Store Development. "We remain committed to utilizing share repurchases within the bounds of a disciplined capital structure to enhance stockholder returns while maintaining adequate liquidity to execute our plans."

Additionally, Theodore W. Ullyot has decided not to stand for re-election to the Board of Directors at the upcoming Stockholders' Meeting in December due to other business and time commitments. "Mr. Ullyot has been a Board Member since 2006, and we appreciate his sage advice and guidance these last several years. As Ted's other commitments have grown more time consuming, we understand his reasons for leaving our Board; however, we are sorry to have him depart. We wish Ted all the best on his future endeavors," said Bill Rhodes, Chairman, President and CEO.

About AutoZone:

As of August 27, 2011, AutoZone sells auto and light truck parts, chemicals and accessories through 4,534 AutoZone stores in 48 U.S. states plus the District of Columbia and Puerto Rico and 279 stores in Mexico.

AutoZone is the leading retailer and a leading distributor of automotive replacement parts and accessories in the United States. Each store carries an extensive product line for cars, sport utility vehicles, vans and light trucks, including new and remanufactured automotive hard parts, maintenance items, accessories, and non-automotive products. Many stores also have a commercial sales program that provides commercial credit and prompt delivery of parts and other products to local, regional and national repair garages, dealers, service stations, and public sector accounts. AutoZone also sells the ALLDATA brand diagnostic and repair software through www.alldata.com. Additionally, we sell automotive hard parts, maintenance items, accessories, non-automotive products and subscriptions to the ALLDATAdiy product through www.autozone.com, and our commercial customers can make purchases through www.autozonepro.com. AutoZone does not derive revenue from automotive repair or installation.

CONTACT:   Media:
Ray Pohlman
866-966-3017
ray.pohlman@autozone.com
Financial:
Brian Campbell
901 495-7005
brian.campbell@autozone.com